Exhibit 99.1

ARIAD Presents Updated Brigatinib Data with 18.4 Months Median Intracranial Progression Free Survival (PFS) in ALK+ NSCLC Patients with CNS Metastases at the World Conference on Lung Cancer

~ Investor and analyst call to be held on Wednesday, December 7 at 4:00 p.m. Central European Time (10:00 a.m. Eastern Time)

CAMBRIDGE, Mass. & VIENNA--(BUSINESS WIRE)--December 5, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA), a rare cancer-focused innovative biotechnology company, today announced clinical data on brigatinib, its investigational anaplastic lymphoma kinase (ALK) inhibitor, from the ongoing Phase 1/2 and pivotal ALTA trials in patients with ALK-positive (ALK+) non-small cell lung cancer (NSCLC) and intracranial central nervous system (CNS) metastases. These data, being presented today at the International Association for the Study of Lung Cancer (IASLC) 17th World Conference on Lung Cancer (WCLC) being held in Vienna, showed that in patients with measurable brain metastases, the confirmed intracranial objective response rate (ORR) was 53 percent in the Phase 1/2 trial, and the confirmed intracranial ORR was 67 percent in Arm B (brigatinib 180 mg with seven-day lead-in at 90 mg once daily) in the ALTA trial. Median intracranial progression-free survival (PFS) in ALTA Arm B was 18.4 months.

“Although crizotinib is initially effective in most patients with advanced ALK rearranged lung cancer, patients eventually develop resistance to crizotinib, often with new or progressive brain metastases,” said presenting author Scott N. Gettinger, M.D., associate professor of medicine at Yale Cancer Center. “We are clearly encouraged by these data that demonstrate efficacy in the brain, with median intracranial PFS of over one and a half years, in patients with crizotinib refractory disease.”

The ALTA Trial

The ALTA (ALK in Lung Cancer Trial of AP26113) trial enrolled 222 patients with ALK+ NSCLC who had been treated with and experienced disease progression on their most recent crizotinib therapy. Patients were randomized one-to-one to receive either 90 mg of brigatinib once per day (QD) (Arm A), or 180 mg QD with a seven-day lead-in at 90 mg QD (Arm B). In addition, patients were stratified by presence of brain metastases at baseline and best response to prior crizotinib therapy. Patient enrollment is complete, with the last patient enrolled in September 2015. Median follow-up in all patients with intracranial CNS metastases at baseline enrolled in the ALTA trial was 10.7 months as of May 31, 2016.

Phase 1/2 Study

The Phase 1/2 study of brigatinib included a dose-escalation portion that enrolled patients with advanced solid tumors, particularly those with NSCLC, who were either refractory to available therapies or had no standard treatment available to them. The Phase 2 portion of the trial includes five expansion cohorts. The trial enrolled 137 patients with 79 patients having ALK+ NSCLC. All but eight ALK+ NSCLC patients had failed prior crizotinib therapy. Patient enrollment in the trial is complete, with the last patient enrolled in July 2014. Median follow-up in ALK+ NSCLC patients with intracranial CNS metastases at baseline in the Phase 1/2 study was 24.9 months as of May 31, 2016.

Key Data from Oral Presentation on Patients with Baseline CNS Metastases from Phase 1/2 and ALTA Trials

Follow-up Data as of May 31, 2016; Last IRC Data in ALTA Trial was July 13, 2016, and Last Brain Scan in Phase 1/2 Trial was October 8, 2015

  In the Phase 1/2 trial of brigatinib, 50/79 (63%) of ALK+ NSCLC patients had IRC-assessed baseline brain metastases. In the ALTA trial, 153/222 (69%) of ALK+ NSCLC patients had IRC-assessed baseline brain metastases. The efficacy analysis of Phase 1/2 trial data was based on an evaluable population (patients with at least one on-study brain scan, n=46), and the analysis of ALTA trial data was based on the intention-to-treat (ITT) population (n=153).
  As of May 31, 2016, 42 percent and 55 percent of ALK+ NSCLC patients with brain metastases at baseline remained on study in the Phase 1/2 and ALTA populations respectively.
  For patients with measurable brain lesions, the confirmed intracranial ORR was 53 percent (8/15) in the Phase 1/2 trial, and confirmed intracranial ORRs were 67 percent (12/18) in Arm B and 46 percent (12/26) in Arm A in the ALTA trial.
  There were 31 patients in the Phase 1/2 trial with only non-measurable brain lesions, and of these, 35 percent had complete resolution of lesions. In ALTA, there were 55 patients in Arm B and 54 in Arm A with only non-measurable lesions; of these, 18 percent and seven percent of patients, respectively, had complete resolution of lesions.
  For patients with any brain metastases at baseline:
    Median duration of intracranial response in confirmed responders was 11.4 months in the Phase 1/2 trial (n=19); and was not yet reached in either arm of the ALTA trial (n=22 in Arm B and n=16 in Arm A).
    Median intracranial PFS was 14.6 months in the Phase 1/2 trial (n=46); and 18.4 months (95% confidence interval [CI] 12.8 – not reached) and 15.6 months (95% CI 9.0-18.3 months) in ALTA Arm B and Arm A, respectively (n=73/n=80).
  In the Phase 1/2 trial (n=46), for patients with any brain metastases at baseline, investigator-assessed whole-body ORR was 74 percent, median duration of response was 24 months and median PFS was 14.5 months. In ALTA (Arms B and A, respectively), for patients with any brain metastases at baseline, investigator-assessed whole-body ORR was 58 percent and 39 percent, median duration of response was not yet reached and 12 months, and median PFS was 12.9 months and 9.2 months.
  In patients with any brain metastases at baseline in the ALTA trial, the most common treatment-emergent adverse events (AEs), grade 3 or higher (excluding neoplasm progression), were (n=151 treated; Arm B/A): increased creatine phosphokinase (CPK) (12%/1%), hypertension (7%/4%), increased lipase (3%/4%), malignant pleural effusion (1%/4%) and pneumonia (4%/1%).

The oral presentation, “Brigatinib Activity in Patients with ALK+ NSCLC and Intracranial CNS Metastases in Two Clinical Trials,” (Abstract #4374, Oral ID OA08.06) will be presented today, Monday, December 5, 2016 in the Schubert 1 Auditorium at 11:57 am ET/16:57 GMT.

Investor and Analyst Briefing and Webcast

Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer of ARIAD will host an investor and analyst briefing on Wednesday, December 7 at 4:00 p.m. Central European Time (10:00 a.m. Eastern Time) to discuss the data presented at WCLC. Dr. Clackson will be joined by Karen Reckamp, M.D., associate professor in the Department of Medical Oncology & Therapeutics Research and co-director of the Lung Cancer and Thoracic Oncology Program at City of Hope Comprehensive Cancer Center (COHCCC).

The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 844-249-9386 (domestic) or 270-823-1534 (international) five minutes prior to the start time and providing the pass code 20888507. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Brigatinib

Brigatinib is an investigational, targeted cancer medicine discovered internally at ARIAD. Brigatinib received Breakthrough Therapy designation from the FDA for the treatment of patients with ALK+ NSCLC whose tumors are resistant to crizotinib, and was granted orphan drug designation by the FDA for the treatment of ALK+ NSCLC. The FDA has accepted brigatinib’s New Drug Application based on data from an earlier datacut, and has granted ARIAD’s request for Priority Review. The FDA has set an action date of April 29, 2017 under the Prescription Drug User Fee Act (PDUFA). ARIAD intends to submit a Marketing Authorization Application (MAA) for brigatinib to the European Medicines Agency (EMA) in early 2017, based on this datacut.

ARIAD has also initiated the Phase 3 ALTA 1L trial to assess the efficacy and safety of brigatinib in comparison to crizotinib in patients with locally advanced or metastatic ALK+ NSCLC who have not received prior treatment with an ALK inhibitor. More information on brigatinib clinical trials, as well as the expanded access program (EAP) for ALK+ NSCLC can be found here.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is focused on discovering, developing and commercializing precision therapies for patients with rare cancers. ARIAD is working on new medicines to advance the treatment of rare forms of chronic and acute leukemia, lung cancer and other rare cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements related to the potential of brigatinib as a treatment option for ALK+ lung cancer patients, additional clinical data that may be reported on brigatinib and the expected timing and actions on our regulatory filings for brigatinib, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to successfully commercialize and generate profits from sales of our products; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; competition from alternative therapies; our reliance on the performance of third-party manufacturers, specialty pharmacies, distributors and other collaborators for the supply, distribution, development and/or commercialization of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation and government investigations; our operations in foreign countries with or through third parties; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Manmeet Soni, 617-503-7298
Manmeet.soni@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com